NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 23, 2017, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 10, 2017 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between NorthStar Realty Finance Corp., Colony Capital, Inc., and NorthStar Asset Management Group, Inc., became effective on January 10, 2017. Each share of common stock of NorthStar Realty Finance Corp. was converted into 1.0996 shares of the newly formed Colony NorthStar, Inc. Class A common stock. In addition, each share of NorthStar Realty Finance Corp.’s 8.75% Series A Cumulative Redeemable Preferred Stock was converted into one (1) share of 8.75% Series A Cumulative Redeemable Perpetual Preferred Stock ('CLNS PR A') of Colony NorthStar, Inc.; each share of the 8.25% Series B Cumulative Redeemable Preferred Stock was converted into one (1) share of 8.25% Series B Cumulative Redeemable Perpetual Preferred Stock ('CLNS PR B') of Colony NorthStar, Inc.; each share of the 8.875% Series C Cumulative Redeemable Preferred Stock was converted into one (1) share of 8.875% Series C Cumulative Redeemable Perpetual Preferred Stock ('CLNS PR C') of Colony NorthStar, Inc.; each share of the 8.500% Series D Cumulative Redeemable Preferred Stock was converted into one (1) share of 8.500% Series D Cumulative Redeemable Perpetual Preferred Stock ('CLNS PR D) of Colony NorthStar, Inc.; and each share of the 8.75% Series E Cumulative Redeemable Preferred Stock was converted into one (1) share of 8.75% Series E Cumulative Redeemable Perpetual Preferred stock ('CLNS PR E') of Colony NorthStar, Inc. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 11, 2017.